EXHIBIT 99.1

Press Release

For immediate release

Company contact: Jennifer Martin, Director of Investor Relations, (303) 312-8155

Bill Barrett Corporation Mourns the Death of Board Member

Philippe S.E. Schreiber

DENVER — February 18, 2009 — Bill Barrett Corporation (NYSE: BBG) board of directors member Philippe S.E. Schreiber passed away on Saturday, February 14, 2009 at the age of 68. Mr. Schreiber has served as a director of the Company since February, 2002, which was the Company’s first year of operations.

“We have lost a friend, mentor and trusted advisor,” commented Chairman and Chief Executive Officer Fred Barrett. “Philippe served us well as a member of our board of directors and as a member of the audit and compensation committees. Many of us had the pleasure of working with Philippe for many years, including his service to Bill Barrett Corporation as well as at Barrett Resources Corporation, where he served on the board from 1985 until 2001. His thoughtfulness and guidance in good times and bad will be sorely missed. On behalf of Bill Barrett Corporation and our board of directors, I extend our deepest sympathy to his wife, Patricia, and family.”

About Bill Barrett Corporation

Bill Barrett Corporation, headquartered in Denver, Colorado, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

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